EXHIBIT 99.1

Northstar Neuroscience Announces Primary Endpoint Results of

EVEREST Clinical Trial

SEATTLE—(BUSINESS WIRE)—January 22, 2008—Northstar Neuroscience, Inc. (NASDAQ: NSTR), a medical device company developing therapies for the treatment of neurological diseases and disorders, today announced that its EVEREST(a) pivotal trial evaluating cortical stimulation to improve hand and arm function in stroke survivors did not meet its primary efficacy endpoint.

The EVEREST trial was designed to determine whether cortical stimulation in conjunction with rehabilitation therapy would lead to greater gains in hand and arm function and activities of daily living than rehabilitation therapy alone. At the four-week follow-up, 30.8% of the patients receiving cortical stimulation achieved the threshold of clinically meaningful improvement for the composite primary efficacy endpoint defined in the study protocol, compared to 29.1% of the patients in the control group. The primary efficacy endpoint required a 20% absolute difference between these two groups and thus the endpoint was not met. Secondary analyses of the components of the primary endpoint also failed to show a statistically meaningful difference between investigational and control subjects.

The company is currently collecting and processing longer-term data through 24 weeks, as well as other secondary endpoints. While our analysis of this data is not complete, based on preliminary review the company does not believe that this analysis, once completed, will demonstrate sufficient evidence of efficacy to support a pre-market approval (PMA) submission to the FDA.

“The EVEREST study did not confirm the positive results of cortical stimulation therapy for stroke motor recovery observed in prior feasibility studies. We are obviously very disappointed that the study missed its primary efficacy endpoint,” commented John Bowers, President and CEO of Northstar Neuroscience. “We intend to work with our clinical collaborators to analyze the larger EVEREST data set with the goal of helping us better understand and evaluate the therapy’s future potential.”

Mr. Bowers continued, “On December 31, 2007, we had more than $80 million of cash and investments, which we believe is sufficient to pursue other applications of our cortical stimulation therapy and further investigate EVEREST results. We are encouraged by the additional evidence of a strong safety profile of cortical stimulation demonstrated in the EVEREST trial. Based on clinical results achieved to date in other feasibility studies, we continue to believe that cortical stimulation holds potential for the treatment of depression and tinnitus. These disorders involve different patient populations and distinctly different brain targets than our stroke motor recovery indication. In the coming weeks we intend to provide more detail about our plans going forward.”

Northstar will host a conference call starting at 8:45 a.m. Eastern (5:45 a.m. Pacific) on Tuesday, January 22, 2008 to discuss the EVEREST results. The conference call will be concurrently webcast. To listen to the conference call on your telephone, please dial 1-800-659-1966 (US/Canada) or 1-617-614-2711 (International) and use the participant code “42344815” approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Northstar Neuroscience website at www.northstarneuro.com under the investor relations section.

EVEREST Summary Data Tables:

EVEREST Four-Week Primary Efficacy Analysis

Subjects Demonstrating Clinically Meaningful Improvement

	Investigational		Control		Diff.	p-value
	n = 91%		n = 55%			1-sided
Composite Endpoint
UEFM ≥ 4.5 and AMAT ≥ 0.21	28	30.8%	16	29.1%	1.7%	0.41

The primary efficacy endpoint for EVEREST is a composite endpoint assessing gains in hand and arm function four weeks after the conclusion of rehabilitation therapy as measured by the Upper Extremity Fugl-Meyer test (UEFM), and ability to perform activities of daily living as measured by the Arm Motor Ability Test (AMAT). For the therapy to be considered successful for an individual subject, the subject must achieve gains in function on both scales, pre-specified as 4.5 points for the UEFM and 0.21 points for the AMAT.

EVEREST Four-Week UEFM and AMAT Endpoint Analysis

Subjects Demonstrating Clinically Meaningful Improvement

	Investigational		Control		Diff.
	n = 91%		n = 55%
Upper Extremity Fugl-Meyer
UEFM ≥ 4.5	42	46.2%	23	41.8%	4.3%
Arm Motor Ability Test
AMAT ≥ 0.21	55	60.4%	27	49.1%	11.4%

EVEREST Four-Week Secondary Analysis

Change in Scores from Baseline

	Investigational n = 91			Control n = 55			Mean Diff.
	Baseline	4-week	Mean Change	Baseline	4-week	Mean Change
UEFM	37.6	42.0	4.3	37.6	41.2	4.0	0.3
AMAT	2.97	3.36	0.37	3.02	3.27	0.26	0.11
Box & Block	18.9	22.5	3.3	19.7	21.8	2.8	0.5

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing neurostimulation therapies to treat neurological injury, disorder and disease. Northstar’s proprietary RenovaTM Cortical Stimulation System is an investigational device that delivers targeted electrical stimulation to the outer surface of the brain—the cerebral cortex. The Renova system is currently under investigation for several indications, including stroke motor recovery, aphasia, tinnitus and depression.

(a) CAUTION: Investigational Device. Limited by Federal Law (U.S.) to investigational use. At this time, the results of the EVEREST study have not been shared with the FDA.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the results of any of our clinical trials, including the results of the EVEREST clinical trial, delays in and our ability to complete our ongoing or any future clinical trials, decisions whether to conduct additional clinical trials, our ability to analyze and finance multiple additional applications for our cortical stimulation therapy, and our expectations concerning our future financial condition and cash flow. Results from our feasibility trials may not be indicative of success in any later clinical trials involving larger numbers of patients. We encourage you to review other factors that may affect our future results in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2007 and in other documents and reports we file periodically with the Securities and Exchange Commission.

CONTACT:

Investors:

Northstar Neuroscience, Inc.

Ray Calvert, 206-902-1930

Vice President, Finance/CFO

ir@northstarneuro.com

or

Westwicke Partners

Mark Klausner, 410-321-9651

mark.klausner@westwickepartners.com

or

Media: Schwartz Communications

Helen Shik / Wendy Ryan, 781-684-0770

northstar@schwartz-pr.com

SOURCE: Northstar Neuroscience, Inc.